Exhibit 11

Virtus Asset Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

We have acted as counsel to Virtus Asset Trust (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed reorganization of each RidgeWorth Fund (collectively, the “Target Funds”) into a newly created corresponding series of Virtus Asset Trust (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among RidgeWorth Funds on behalf of the Target Funds and the Trust on behalf of the Acquiring Funds (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of the Target Funds will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Funds, the Trust and the Target Funds. Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

Very truly yours,

/s/ Kevin J. Carr

Kevin J. Carr

Senior Vice President, Chief Legal Officer, Counsel and Secretary